Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Heidi Raphael

239-659-7332

Heidi.raphael@bbgi.com

Beasley Media Group Mourns the Passing of Company Founder and Executive Chairman George G. Beasley

Radio Industry Innovator, Advocate, Mentor, Pioneer and Community Philanthropist Led Company for Sixty Years

Naples, Florida (6/2/21): It is with a heavy heart Beasley Media Group announces the passing of Company Founder and Executive Chairman of the Board, George G. Beasley. George died on Wednesday, June 2, 2021, in Naples, Florida. He was 89 years old.

While best known for his many trailblazing achievements in the radio broadcasting industry, George will be most remembered for his humility, kindness, integrity, work-ethic and love of family and friends.

Born on April 9, 1932, George grew up working in the tobacco fields in his hometown of Ararat, Virginia. His drive and determination led him to enlist in the army to pursue a degree in Education through the G.I. Bill. Upon completing his B.A. and M.A. from Appalachian State University, he taught in Virginia, before moving to North Carolina in the late 50’s to become a high school principal and coach.

Inspired by a commitment to provide a voice for the voiceless in his local community, George built his very first station (WPYB-AM) in Benson, North Carolina in December of 1961. Over the next 60 years, his hard work and vision paved the way for what Beasley Media Group has become today—one of America’s premiere publicly traded media companies, consisting of 62 radio properties located in 15 large and medium-sized markets with digital offerings and an esports division.

While George stepped back from his role as Chief Executive Officer in 2016, he continued to serve as Executive Chairman of the Company’s Board of Directors.

An avid philanthropist, George served on the board of the North Carolina Association of Broadcasters (NCAB) for eight years as President, Vice President and as a member of the Board of Directors. In 1996, he received the NCAB’s organization’s Distinguished Service Award and was inducted into NCAB’s Hall of Fame in 1998 upon accepting the prestigious “Distinguished Broadcaster of North Carolina” Award. In 2019, he was inducted into the Pennsylvania Broadcasters Hall of Fame.

George received numerous awards and accolades throughout his life. In 2020, he was inducted into the Country Radio Broadcasters Hall of Fame and received the Broadcasters Foundation of America Lifetime Achievement Award. In addition, George was recognized as a “Giant” by the Library of American Broadcasting in 2012. The Florida Association of Broadcasters named him “Broadcaster of the Year” in 2011 and the Country Radio Broadcasters presented him with the distinguished “Tom Rivers Humanitarian Award” in 2010. The Nevada Broadcasters Association also inducted George into the organization’s Hall of Fame in 2008.

In 1990 his alma mater, Appalachian State University, designated George as one of the institution’s Distinguished Alumni, and George served as Chairman of the Appalachian State University Foundation Board of Directors and as a member of the Appalachian State University Board of Trustees for many years.

Among his proudest professional accomplishments was receiving an honorary doctorate and the unveiling of the George G. Beasley Media Complex on campus to provide future generations of ASU students with the opportunity pursue their entrepreneurial dreams in broadcasting.

The many challenges that George faced over the years, he did with humility, dignity and grace. A loving husband, father, grandfather, and great grandfather, his legacy serves as a reminder that anything is possible with dedication, hard work and respect for one another. George is survived by his wife of 67 years Ann, five children, 16 grandchildren and 12 great grandchildren.

“George’s unconditional love for our mother, Ann and our family, along with his passion for the radio industry, helped to guide him throughout his lifetime, Beasley Media Group Chief Executive Officer Caroline Beasley. “A loving father, mentor, and friend, I will especially miss his incredible wisdom, keen insight and gentle smile.”

A memorial service will take place for family and friends in Naples, Florida. Details will be forthcoming. A private burial service will be held for the family in Ararat, Virginia.

In lieu of flowers, the Beasley family requests donations be made in his name to The Broadcasters Foundation of America, 125 West 55th Street 4th Floor New York, New York 10019. Online donations may also be made at www.broadcastersfoundation.org.

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